Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 11, 2024 (except for Note 2, Segments, as to which the date is February 27, 2025, and Item 15(a)(2), as to which the date is February 27, 2026), with respect to the consolidated financial statements included in the Annual Report of NextDecade Corporation on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of NextDecade Corporation on Forms S-1 (File No. 333-267680, File No. 333-265827, File No. 333-265115, and File No. 333-261021), Forms S-3 (File No. 333-271775, File No. 333-274000, and File No. 333-276025) and Forms S-8 (File No. 333-265829, File No. 333-257928, File No. 333-254761, File No 333-234596, File No. 333-222082, File No. 333-274001, File No. 333-281575, and File No. 289807).

/s/ GRANT THORNTON LLP
Houston, Texas
February 27, 2026